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                                                                    Exhibit 99.1


                        MED/WASTE, INC. DECLARES DIVIDEND
                DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHTS


               MIAMI LAKES, FLORIDA, November 6, 1998 (Nasdaq:MWDS) -- The Board of Directors of Med/Waste, Inc. (the "Company") yesterday declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of Med/Waste, Inc. common stock to all stockholders of record as of the close of business on November 6, 1998. Each Right will entitle shareholders to purchase one one-hundredth (1/100) of a share of the Company's new Series B Junior Participating Preferred Stock at an exercise price of $25.00. The Rights will be exercisable only if (i) a person or group acquires 20% or more of the Company's common stock, (ii) a person announces a tender offer for 20% or more of the common stock, or (iii) the Company's Board of directors makes a determination that a person is an "Adverse Person." The Company will be entitled to redeem the Rights at $.001 per Right at any time before a 20% position has been actually acquired.

               The Rights are not being granted in response to any effort by a third party to acquire control of the Company and the Board is not aware of any such effort. The Rights are designed to assure that all Med/Waste, Inc. shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all shareholders a control premium.

               If (1) the Company is the surviving corporation in a merger or other business combination, (2) a person or group acquires 20% or more of the Company's Common Stock, or (3) the Board determines such a person or group is an Adverse Person (as defined in the Plan), each Right will entitle the Company's shareholders to purchase at the Right's then current exercise price, a number of shares of the Company's common stock having a market value at that time of twice the Right's exercise price.

               If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. The Rights also provide for protection against self-dealing transactions by a control shareholder.

               "The Rights are intended to enable all Med/Waste, Inc. shareholders to realize the long-term value of their investment in Med/Waste, Inc. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover," said Daniel A. Stauber, Med/Waste, Inc.'s President, Chief Executive Officer.

               The dividend distribution will be made on November 9, 1998, payable to shareholders of record on November 6, 1998. The Rights will expire, if not previously exercised ten years later on November 6, 2008. The Rights distribution is not taxable to shareholders.

               Details of the Rights distribution are contained in a Summary, which is being mailed to all Med/Waste, Inc. shareholders and is also included in a registration statement on form 8-A being filed with the Securities and Exchange Commission on November 6, 1998.

               Med/Waste, Inc. provides medical waste management services to more than 20,000 healthcare facilities for customers throughout the Eastern United States. Such services include collection, treatment through incineration or autoclaving, and disposal, as well as reusable sharps containers for medical and special waste.

               The statements in this press release that are not historical facts constitute "forward-looking statements" that involve risks, uncertainties and other facts which may cause actual results to be materially different from those set forth in the forward-looking statements. Such factors include but are not limited to, the following: general economic and business conditions; competition; the ability to implement and the effectiveness of business strategy and development plans; quality of management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; and availability and cost of raw materials and supplies. Med/Waste, Inc. will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Company Contact:

Med/Waste, Inc., Miami Lakes
Daniel A. Stauber, President & CEO 305/819-8877

or

Financial Communications Contact:

Lippert/Heilshorn & Associates, Inc. New York
Lisa Lettieri, Vice President, 212/838-3777


www.lhai.com or lisa@lhai.com